Exicure, Inc. Reports Third Quarter 2017 Financial Results and Provides Business Update

SKOKIE, Ill.—November 14, 2017—Exicure, Inc., a Delaware corporation (the “Company”), the pioneer in gene regulatory and immunotherapeutic drugs utilizing three-dimensional Spherical Nucleic Acid (SNA™) constructs, today reported its financial results for the third quarter ended September 30, 2017.
“The third quarter was a transformational period for the Company. We continued to advance two SNA drug candidates toward their Phase 1 clinical trials and began our life as a public company,” said David Giljohann, Chief Executive Officer of the Company. “We also strengthened our financial position with an initial private placement of approximately $20 million in gross proceeds, followed in the fourth quarter with two subsequent closings, raising an additional approximately $11 million in gross proceeds. This financing will support the clinical development of our lead programs where we have continued our strong progress. By early 2018 we look forward to having three clinical stage drugs.”
The Merger and Private Placement
The Merger—On September 27, 2017, we announced the completion of a reverse merger transaction with Max-1 Acquisition Corporation. Immediately after the completion of the merger, Max-1 Acquisition Corporation changed its name to Exicure, Inc. and continued the historical business of Exicure Operating Company, our wholly owned subsidiary. In connection with the merger, we expect to commence trading on the OTC Markets in early 2018.
In accordance with “reverse merger” or “reverse acquisition” accounting treatment, our historical financial statements as of period ends, and for periods ended, prior to the reverse merger will be replaced with the historical financial statements of Exicure Operating Company prior to the reverse merger, in all future filings with the U.S. Securities and Exchange Commission, or SEC. The consolidated financial statements after completion of the reverse merger will include the assets, liabilities and results of operations of the combined company from and after the closing date of the reverse merger.
The Private Placement— On September 26, 2017, we sold 6,767,360 shares of our common stock at a purchase price of $3.00 per share, raising thereby approximately $20.3 million in gross proceeds pursuant to an initial closing of a private placement offering.
Subsequently, on October 27, 2017, we sold 1,878,335 of our common shares at a purchase price of $3.00 per share for gross proceeds of approximately $5.6 million in the first subsequent closing of the private placement. On November 2, 2017, we sold 1,858,501 of our common shares at a purchase price of $3.00 per share for gross proceeds also of approximately $5.6 million in the second subsequent closing of the private placement. In aggregate we have raised approximately $31.5 million of gross proceeds through the private placement.
Third Quarter Business Update
AST-008—In the third quarter of 2017, we received authorization from the Medicines and Healthcare products Regulatory Agency (MHRA) in the United Kingdom to conduct a Phase 1 clinical trial with AST-008 in the United Kingdom. AST-008, an SNA consisting of a TLR9 agonist, is being developed for immuno-oncology applications. While we ultimately plan to clinically advance AST-008 in combination with checkpoint inhibitors, the Phase 1 clinical trial will evaluate the safety, tolerability, pharmacokinetics, and pharmacodynamics of single and multiple doses of AST-008 by subcutaneous administration in healthy volunteers. We expect to start the Phase 1 clinical trial during the fourth quarter.
XCUR17—During the third quarter of 2017, we submitted a clinical trial application to conduct a Phase 1 clinical trial for XCUR17 to the Bundesinstitut für Arzneimittel und Medizinprodukte (BfArM), the medical regulatory body in Germany. XCUR17 is an antisense SNA that targets the mRNA encoding IL-17RA, a protein that is considered essential in the initiation and maintenance of psoriasis. Our proposed Phase 1 trial is a microplaque study in patients with mild to moderate psoriasis. We are currently working with BfArM to finalize the trial protocol.
Purdue Pharma L.P. Collaboration—During the third quarter of 2017, the ongoing Phase 1b clinical trial for AST-005 was completed. AST-005 is an SNA containing TNF antisense oligonucleotides and is intended to be applied in a gel to psoriatic lesions. The Phase 1b clinical trial was conducted in Germany and was intended to evaluate the safety and tolerability of AST-005. We expect topline results from this clinical trial to be available in late 2017.
Third Quarter 2017 Financial Results and Financial Guidance
Cash Position—As of September 30, 2017 Exicure had cash and cash equivalents of $22.9 million compared to $19.6 million as of December 31, 2016. Gross proceeds from the issuance of common stock during the third quarter were $20.3 million with net proceeds of $17.1 million.
Research and development (R&D) expenses—R&D expenses for the third quarter were $3.5 million compared to $2.4 million for the same period in 2016. This increase was due primarily to the costs associated with preparing both AST-008 and XCUR17 for clinical trials.
General and administrative (G&A) expenses—General and administrative expense was $1.3 million for the third quarter compared to $0.8 million for the same period in 2016. This increase in expenses was driven primarily by an increase in non-cash stock compensation costs and certain costs incurred in connection with our merger and private placement.
Net Loss—Net loss for the third quarter was $2.3 million compared to a net loss of $3.5 million for the same period in 2016. The decrease in net loss was driven principally by earning $2.5 million in collaboration revenue attributable to our collaboration with Purdue compared to no revenue for the same period in 2016. The increase in revenue was offset by the increase in R&D expenses described above.
Guidance—We believe that our cash and cash equivalents, as of the date of this press release, are sufficient to fund our current operating plans into 2019.
About Exicure, Inc.
Exicure, Inc. is a clinical stage biotechnology company developing a new class of immunomodulatory and gene regulating drugs against validated targets. Exicure’s proprietary 3-dimensional, spherical nucleic acid (SNA™) architecture unlocks the potential of therapeutic oligonucleotides in a wide range of cells and tissues. Exicure’s lead programs address inflammatory diseases, genetic disorders and oncology. Exicure is based outside of Chicago, Ill. www.exicuretx.com

Forward Looking Statements
This press release contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning the Company, use of proceeds, the Company’s technology, potential therapies, clinical and regulatory objectives and other matters. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: unexpected costs, charges or expenses resulting from the merger; that Exicure’s pre-clinical programs do not advance into the clinic or result in approved products on a timely or cost effective basis or at all; regulatory developments; and the ability of Exicure to protect its intellectual property rights. Exicure’s pipeline programs are in various stages of pre-clinical and clinical development, and the process by which such pre-clinical or clinical therapeutic candidates could potentially lead to an approved therapeutic is long and subject to significant risks and uncertainties. Risks facing the Company and its programs are set forth in the Company’s filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
###
Contact:
MacDougall Biomedical Communications
Karen Sharma, 781-235-3060
ksharma@macbiocom.com

EXICURE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$22,936	$19,623
Unbilled revenue receivable	201	—
Receivable from related party	13	15
Prepaid expenses and other assets	1,130	403
Total current assets	24,280	20,041
Property and equipment, net	1,059	503
Other noncurrent assets	32	32
Total assets	$25,371	$20,576
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$2,551	$1,213
Accounts payable	2,379	509
Accrued expenses and other current liabilities	2,496	2,160
Current portion of deferred revenue	3,103	8,276
Total current liabilities	10,529	12,158
Long-term debt, net	2,670	4,454
Preferred stock warrant liability	—	201
Common stock warrant liability	211	—
Deferred revenue, net of current portion	—	1,034
Other noncurrent liabilities	279	281
Total liabilities	$13,689	$18,128

Stockholders' equity:
Non-redeemable preferred stock
Series C: $0.00001 par value per share; no shares authorized, issued, and outstanding, September 30, 2017; 16,100,000 shares authorized; 11,239,359 shares issued and outstanding, December 31, 2016	—	33,483
Series B-2: $0.00001 par value per share; no shares authorized, issued, and outstanding, September 30, 2017; 1,403,984 shares authorized, issued and outstanding, December 31, 2016	—	3,641
Series B-1: $0.00001 par value per share; no shares authorized, issued, and outstanding, September 30, 2017; 2,451,560 shares authorized, issued and outstanding, December 31, 2016	—	5,371
Series A: $0.00001 par value per share; no shares authorized, issued, and outstanding, September 30, 2017; 11,381,640 shares authorized, issued and outstanding, December 31, 2016	—	135
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 35,513,987 issued and outstanding, September 30, 2017; 30,782,380 shares authorized, 131,644 issued and outstanding, December 31, 2016	4	—
Additional paid-in capital	43,219	(17,578)
Accumulated deficit	(31,541)	(22,604)
Total stockholders' equity	11,682	2,448
Total liabilities and stockholders' equity	$25,371	$20,576

EXICURE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Collaboration revenue	$2,497	$—	$7,624	$—
Grant income	—	—	—	346
Total revenue	2,497	—	7,624	346
Operating expenses:
Research and development expense	3,502	2,413	11,279	8,329
General and administrative expense	1,270	849	4,806	2,736
Total operating expenses	4,772	3,262	16,085	11,065
Operating loss	(2,275)	(3,262)	(8,461)	(10,719)
Other income (expense), net:
Interest expense	(201)	(208)	(616)	(516)
Other income (loss), net	163	(56)	140	(64)
Total other income (loss), net	(38)	(264)	(476)	(580)
Net loss	$(2,313)	$(3,526)	$(8,937)	$(11,299)

Basic and diluted loss per common share	$(1.34)	$(36.09)	$(48.73)	$(103.15)
Basic and diluted weighted-average common shares outstanding	1,725,906	97,691	183,395	109,539